                                                      EXHIBIT 99.(c)(1)



                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                           THYSSEN AKTIENGESELLSCHAFT,



                                   TAQU, INC.



                                       and



                             GIDDINGS & LEWIS, INC.



                                  June 11, 1997
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I

                                    THE OFFER

      1.1   The Offer.......................................................  1
      1.2   Company Action..................................................  3

                                   ARTICLE II

                       THE MERGER; EFFECTIVE TIME; CLOSING

      2.1   The Merger......................................................  5
      2.2   Effective Time..................................................  5
      2.3   Closing.........................................................  5

                                 ARTICLE III

                            SURVIVING CORPORATION

      3.1   Articles of Incorporation.......................................  6
      3.2   By-Laws.........................................................  6
      3.3   Directors.......................................................  6
      3.4   Officers........................................................  6

                                   ARTICLE IV

             MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                              SHARES IN THE MERGER

      4.1   Share Consideration for the Merger; Conversion or
            Cancellation of Shares in the Merger............................  6
      4.2   Shareholders' Meeting...........................................  7
      4.3   Payment for Shares in the Merger................................  8
      4.4   Transfer of Shares After the Effective Time..................... 10
      4.5   Stock Options................................................... 10

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      5.1   Corporate Organization and Qualification........................ 10
      5.2   Capitalization.................................................. 11
      5.3   Authority Relative to This Agreement............................ 12
      5.4   Consents and Approvals; No Violation............................ 12

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                                                                            Page
                                                                            ----
      5.5   SEC Reports; Financial Statements............................... 14
      5.6   Absence of Certain Changes or Events............................ 15
      5.7   Litigation and Liabilities...................................... 15
      5.8   Information Supplied............................................ 16
      5.9   Taxes........................................................... 16
      5.10  Employee Benefit Plans; Labor Matters........................... 17
      5.11  Environmental Laws and Regulations.............................. 20
      5.12  Brokers and Finders............................................. 21
      5.13  Opinions of Financial Advisors.................................. 21
      5.14  Compliance with Laws; Permits................................... 21
      5.15  Takeover Statutes............................................... 22
      5.16  Labor Matters................................................... 22
      5.17  Insurance....................................................... 22
      5.18  Intellectual Property........................................... 23
      5.19  Rights Plan..................................................... 24

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                    AND NEWCO

      6.1   Corporate Organization and Qualification........................ 25
      6.2   Authority Relative to This Agreement............................ 25
      6.3   Consents and Approvals:  No Violation........................... 25
      6.4   Financing....................................................... 26

                                   ARTICLE VII

                       ADDITIONAL COVENANTS AND AGREEMENTS

      7.1   Conduct of Business of the Company.............................. 27
      7.2   Acquisition Proposals........................................... 30
      7.3   Approvals and Consents; Cooperation............................. 31
      7.4   Further Assurances.............................................. 31
      7.5   Access to Information........................................... 32
      7.6   Publicity....................................................... 32
      7.7   Indemnification of Directors and Officers....................... 33
      7.8   Employees....................................................... 34
      7.9   Notification of Certain Matters................................. 35
      7.10  Company Board................................................... 35

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

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                                                                            Page
                                                                            ----
      8.1   Conditions to Each Party's Obligations to Effect the
            Merger.......................................................... 36

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

      9.1   Termination by Mutual Consent................................... 37
      9.2   Termination by Either Parent or the Company..................... 37
      9.3   Termination by the Company...................................... 37
      9.4   Termination by Parent........................................... 38
      9.5   Effect of Termination and Abandonment........................... 39
      9.6   Extension; Waiver............................................... 40

                                    ARTICLE X

                            MISCELLANEOUS AND GENERAL

      10.1   Payment of Expenses............................................ 40
      10.2   Survival of Representations and Warranties; Survival
            of Confidentiality.............................................. 40
      10.3   Modification or Amendment...................................... 40
      10.4   Waiver of Conditions........................................... 40
      10.5   Counterparts................................................... 40
      10.6   Governing Law.................................................. 40
      10.7   Notices........................................................ 41
      10.8   Entire Agreement; Assignment................................... 43
      10.9   Parties in Interest............................................ 43
      10.10 Certain Definitions............................................. 43
      10.11 Obligation of Parent............................................ 43
      10.12 Validity........................................................ 44
      10.13 Captions........................................................ 44

                                     Annex A

      ANNEX A.............................................................. A-1

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 11, 1997, by and among Thyssen Aktiengesellschaft,a stock corporation organized under the laws of Germany ("Parent"), TAQU, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Newco"), and Giddings & Lewis, Inc., a Wisconsin corporation (the "Company").

                                    RECITALS

            WHEREAS, the Board of Directors of the Company, has, subject to the conditions of this Agreement, unanimously determined that each of the Offer and the Merger (each as defined below) is in the best interests of the shareholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby; and

            WHEREAS, in furtherance thereof, it is proposed that Newco shall make a tender offer (the "Offer") to acquire all of the outstanding shares (the "Shares") of Common Stock, par value $.10 per share (the "Company Common Stock"), of the Company, together with the associated Rights (as hereafter defined), at a price of $21 per Share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions of this Agreement; and

            WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger.

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

            1.1 The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Article IX, Newco shall commence the Offer not later than the fifth business day from and including the date of initial public announcement of this Agreement. Newco shall accept for payment Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by Newco. The obligation of Newco to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to such conditions and to the further condition that a number of Shares representing not less than a majority of the Shares then outstanding on a fully diluted basis shall have been validly tendered and not withdrawn prior to the final expiration date of the Offer (the "Minimum Condition"). Unless previously approved by the Company in writing, no change in the Offer may be made (i) which decreases the price per Share payable in the Offer, (ii) which changes the form of consideration to be paid in the Offer, (iii) which reduces the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which modifies the conditions set forth in Annex A in a manner adverse to the holders of Shares or (v) which amends any other term of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, Newco may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then scheduled expiration date of the Offer any of the conditions to Newco's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived (and, at the request of the Company, Newco shall, subject to Parent's right to terminate this Agreement pursuant to Article IX, extend the Offer for additional periods, unless the only conditions not satisfied or earlier waived on the then scheduled expiration date are one or more of the Minimum Condition and the conditions set forth in paragraphs (b) and (e) of Annex A hereto, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer and (y) if paragraph (b) of Annex A hereto has not been satisfied and the failure to so satisfy can be remedied, the Offer shall not be terminated unless the failure is not remedied within 30 calendar days after Parent has furnished the Company written notice of such failure), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the

Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient Shares so that the Merger could be effected without a meeting of the Company's shareholders in accordance with Section 180.1104 of the Wisconsin Business Corporation Law (the "BCL"). Subject to the terms and conditions of the Offer and this Agreement, Newco shall, and Parent shall cause Newco to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Newco becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) As soon as practicable on the date of commencement of the Offer, Newco shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with any supplement or amendments thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. Parent, Newco and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Newco further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. To the extent practicable, the Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

            1.2 Company Action

                  (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, including all of the disinterested directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of
Section 180.1141 of the BCL, and (ii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Newco and approve and adopt this Agreement and Merger; provided, that such recommendation may be withdrawn, modified or amended if, the

Company reasonably determines in good faith, based on the advice of outside legal counsel to the Company, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law. The Company consents to the inclusion of such recommendation and approval in the Offer Documents.

                  (b) The Company hereby agrees to file with the SEC as soon as practicable on the date of commencement of the Offer a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a). The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws. The Company, Parent and Newco each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Notwithstanding anything to the contrary in this Agreement, the Board of Directors may withdraw, modify or amend its recommendation if the Company reasonably determines in good faith, based on the advice of outside legal counsel to the Company, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law. To the extent practicable, Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC.

                  (c) In connection with the Offer, the Company will promptly furnish Parent and Newco with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Newco with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Newco or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Newco and their affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

                                   ARTICLE II

                       THE MERGER; EFFECTIVE TIME; CLOSING

            2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2), the Company and Newco shall consummate a merger (the "Merger") in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Wisconsin, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in Section 180.1106 of the BCL and Section 259 of the Delaware General Corporation Law (the "DGCL").

            2.2 Effective Time. Parent, Newco and the Company will cause appropriate Articles of Merger (the "Articles of Merger") and an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 2.3) (or on such other date as Parent and the Company may agree) as provided in the BCL and the DGCL. The Merger shall become effective upon the latest to occur of (i) the date on which the Articles of Merger have been received for filing by the Department of Financial Institutions of the State of Wisconsin, (ii) the date on which the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or (iii) such later date as is agreed upon by the parties and specified in the Articles of Merger and Certificate of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time."

            2.3 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois, at 10:00 a.m., local time, on the first business day following the date on which the last of the conditions set forth in
Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.

                                   ARTICLE III

                              SURVIVING CORPORATION

            3.1 Articles of Incorporation. The Articles of Incorporation (the "Articles of Incorporation") of Newco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

            3.2 By-Laws. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

            3.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

            3.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                                   ARTICLE IV

               MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                              SHARES IN THE MERGER

            4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or capital stock of
Newco:

                  (a) Each Share, together with any preferred stock purchase rights (the "Rights"), issued pursuant to the Rights Agreement, dated as of August 23, 1995, by and between the

Company and Firstar Trust Company, as Rights Agent (the "Rights Agreement"), that are issued and outstanding immediately prior to the Effective Time (other than Shares (and Rights) owned by Parent, Newco or any direct or indirect wholly owned subsidiary of Parent (collectively, "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries or shares held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, pursuant to Section 4.3, the Per Share Amount in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, less any required withholding of taxes, upon the surrender of the certificate formerly representing such Share.

                  (b) Each Share issued and outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly owned subsidiaries or authorized but unissued shares held by the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

                  (c) Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

            4.2 Shareholders' Meeting. (a) The Company, acting through the Board of Directors, shall, if required by applicable law:

                              (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders Meeting"), to be held as soon as practicable after Newco shall have purchased Shares pursuant to the Offer, for the purpose of considering and taking action upon this Agreement;

                              (ii) include in the Proxy Statement the
      recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby unless the Company reasonably determines in good faith, based on the advice of outside legal counsel to the Company, that excluding such recommendation is necessary in order for the

      Board of Directors of the Company to comply with its fiduciary duties under applicable law; and

                              (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the expiration or termination of the Offer and (b) obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby unless, the Company reasonably determines in good faith, based on the advice of outside legal counsel to the Company, that not taking any such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law.

            At such meeting, Parent, Newco and their affiliates will vote all Shares owned by them in favor of approval of this Agreement and the transactions contemplated hereby.

                  (b) Notwithstanding the foregoing, in the event that Newco shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, at the request of Newco, subject to Article VIII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 180.1104 of the BCL, as soon as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

            4.3 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

                  (a) At the Effective Time, Parent shall make available to J.P. Morgan & Co. Inc. (the "Exchange Agent"), or such other exchange agent selected by Parent and reasonably acceptable to the Company, for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by
Section 4.1 (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                  (b) As soon as reasonably practicable, after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates representing Shares referred to in Section 4.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 4.3(b), each Certificate (other than Certificates representing Shares referred to in Section 4.1(b)) shall represent for all purposes only the right to receive, for each Share represented thereby, the Merger Consideration.

                  (c) Any portion of the Exchange Fund made available to the Exchange Agent which remains unclaimed by the former shareholders of the Company one year after the Effective Time shall be delivered to Thyssen Holding Corporation, the direct parent company of Newco, upon demand of Parent, and any former shareholders of the Company shall thereafter look only to Thyssen Holding Corporation for payment of their claim for the Merger Consideration for the Shares.

            4.4 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the Effective Time.

            4.5 Stock Options.

                  (a) Each option granted to a Company employee, consultant or director to acquire shares of Company Stock ("Option") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, with respect to which, as of the Effective Time, the Per Share Amount exceeds the exercise price per share shall, effective as of immediately prior to the Effective Time, be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of shares of Company Common Stock subject to such Option and (2) the excess of the Per Share Amount over the exercise price per share of such Option.

                  (b) Each Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, with respect to which, as of the Effective Time, the Per Share Amount does not exceed the exercise price per share shall, effective as of immediately prior to the Effective Time, be cancelled and no payments shall be made with respect thereto.

                  (c) Prior to the Effective Time, the Company shall use all reasonable efforts to obtain any consents from holders of Options as are necessary to give effect to the provisions of paragraphs (a) and (b) of this
Section 4.5.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and Newco that:

            5.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries (as defined in Section 10.10) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect (as defined in Section 10.10). Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to Parent complete and correct copies of its and its Significant Subsidiaries' Articles of Incorporation and By-Laws or other organizational documents as in effect on the date hereof. Schedule 5.1 contains a correct and complete list of each jurisdiction where the Company and each of its Significant Subsidiaries is organized and qualified to do business.

            5.2 Capitalization. The authorized capital stock of the Company consists of (i) 70,000,000 shares of Company Common Stock which, as of June 6, 1997, 31,043,365 Shares were issued and outstanding and (ii) 3,000,000 shares of Class A Preferred Stock, par value $.10 share (the "Preferred Stock"), none of which is issued or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the BCL and judicial interpretations thereof). As of June 6, 1997, (i) 1,643,483 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options pursuant to the Option Plans, and (ii) 700,000 shares of Preferred Stock were reserved for issuance in connection with the Rights. Except as set forth on
Schedule 5.2, as of the date hereof all outstanding shares of capital stock of the Company's Significant Subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 5.2 (which includes a correct and complete list of each outstanding option to purchase Shares, including the holder, date of grant, exercise price and number of Shares subject thereto), there are not, as of the date hereof, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Significant Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Significant Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

            5.3 Authority Relative to This Agreement.

                  (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the shareholders of the Company, including Newco, in accordance with the BCL and the Company's Articles of Incorporation). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions (including the Offer, the acquisition of Shares pursuant to the Offer and the Merger) contemplated herein in accordance with the terms hereof, including but not limited to, all actions required to (i) render the provisions of Section 180.1141 of the BCL restricting business combinations with "interested stockholders" inapplicable to such transactions and (ii) amend the Rights Agreement to provide that certificates with respect to the Rights will not be distributed and the Rights will not become exercisable as a result of any of the execution of this Agreement, the commencement or consummation of the Offer or the consummation of the Merger.

            5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or By-Laws of the Company or any of its Significant Subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the filing of the Articles of Merger pursuant to the BCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (iv) in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its subsidiaries' real property, if any (collectively, the "Gains Taxes"), (v) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (vi) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement,
(vii) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets, or (viii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not be reasonably likely to, in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; (c) except as set forth in Schedule 5.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Significant Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company's shareholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate be reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Schedule
5.4 set forth a correct and complete list of all agreements, leases, contracts, notes, mortgages, indentures, arrangements or other obligations binding upon the Company or any of its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, except where the failure to obtain such consents or waivers would not in the aggregate be reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

            5.5 SEC Reports; Financial Statements.

                  (a) The Company has filed all periodic reports and other documents required to be filed by it under the Exchange Act with the SEC since April 1, 1996 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Exchange Act (as such post-April 1, 1996 documents have been amended since the time of their filing, collectively, the "Company SEC Reports"). None of the Company SEC Reports filed prior to the date hereof, including, without limitation, any financial statements or schedules included therein, as of their respective dates or, if amended, as of the date of the last such amendment, contained, and any Company SEC Reports filed subsequent to the date hereof, will not contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or will be made, not misleading.

                  (b) The consolidated balance sheets and the related statements of consolidated income, shareholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports filed prior to the date hereof, and to be included in the Company SEC Reports filed on or subsequent to the date hereof, as of their respective filing dates, complied, and will comply, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared, and will be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present, and will present, fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

            5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, as set forth on Schedule 5.6 or as contemplated by this Agreement, since December 31, 1996 the business of the Company has been carried on only in the ordinary and usual course, and there has not been any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which management of the Company and its Subsidiaries has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

            5.7 Litigation and Liabilities. Except as set forth on Schedule 5.7 or as disclosed in the Company SEC Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of management of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed in the Company SEC Reports, or any other facts or circumstances of which management of the Company and its Subsidiaries has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except, in the case of clauses (i) or (ii), for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

            5.8 Information Supplied. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            5.9 Taxes. Except as set forth on Schedule 5.9, the Company and each of its Subsidiaries (or any consolidated, combined, unitary, aggregate or other similar group for tax purposes of which any of the Company of its Subsidiaries is a member) (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them on or before the date of this Agreement and all such filed material Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party on or before the date of this Agreement, except with respect to matters contested in good faith and have recorded as reserves on the consolidated balance sheets all Taxes which have accrued before the date of this Agreement but which are not yet due and payable; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth on Schedule 5.9, as of the date hereof, there are not pending or, to the knowledge of management of the Company and its Subsidiaries, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. Except as set forth on Schedule 5.9, there are not, to the knowledge of management of the Company and its Subsidiaries, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Material Adverse Effect. There are no liens for, or in respect of, Taxes on any of the assets of the Company or its Subsidiaries, except with respect to matters being contested in good faith, other than liens for current Taxes which are not yet due or payable. Except as set forth on
Schedule 5.9, neither the Company nor any Subsidiary owes any amount pursuant to any written or unwritten Tax sharing or indemnity agreement, or will have any liability after the date hereof for any amounts due under or in respect of any such agreement. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the last three fiscal years.

            As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

            5.10 Employee Benefit Plans; Labor Matters.

                  (a) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of the Company and its subsidiaries (the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are listed in Schedule 5.10. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Purchaser.

                  (b) Except as set forth on Schedule 5.10, all Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as set forth on Schedule 5.10, each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and management of the Company and its Subsidiaries is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or threatened litigation relating to the Plans. Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                  (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and the subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                  (d) Except as set forth on Schedule 5.10, all contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements included in the Company SEC Reports. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (e) Except as set forth on Schedule 5.10, under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. The withdrawal liability of the Company and its subsidiaries under each Benefit Plan which is a multiemployer plan to which the Company, any of its subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

                  (f) Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, except as set forth on Schedule 5.10. The Company and its subsidiaries have, at all times since the effective date of any Benefit Plan providing retiree health and life benefits, reserved the right to amend or terminate any such Benefit Plan at any time and have communicated this right to all participants.

                  (g) Except as indicated on Schedule 5.10, the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of the subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Benefit Plans.

                  (h) All Benefit Plans covering current or former non-U.S. Employees comply in all material respects with applicable local law. The Company and its subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. Employees.

                  (i) The Company has made available to Parent all collective bargaining or other labor union contracts to which the Company or any of its Significant Subsidiaries is a party applicable to persons employed by the Company or its Significant Subsidiaries as of the date of this Agreement. As of the date of this Agreement, there is no pending or threatened in writing labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may interfere with the respective business activities of the Company or its subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect.

            5.11 Environmental Laws and Regulations. Except as disclosed in
Schedule 5.11 and except as would not have a Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) all properties currently owned or operated by the Company or any Subsidiary (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any Subsidiary has been contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property other than for matters that have been fully resolved; (v) neither the Company nor any Subsidiary has caused any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any Subsidiary has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law other than for matters that have been fully resolved; (vii) neither the Company nor any Subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Entity relating to liability under any Environmental Law; (viii) none of the properties of the Company or any Subsidiary contain any underground storage tanks, asbestos-containing material, or polychlorinated biphenyls; (ix) there are no circumstances or conditions involving the Company or any Subsidiary that could reasonably be expected to result in any claims, liability, costs or restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (x) the Company has made available to Buyer copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or any Subsidiary or any of their current or former properties or operations. As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety relating to Hazardous Substances, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to Hazardous Substances. As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; or (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls or radioactive materials or radon.

            5.12 Brokers and Finders. Except for the fees and expenses payable to Credit Suisse First Boston Corporation, which fees and expenses are reflected in their agreements with the Company, true and complete copies of which have been furnished to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

            5.13 Opinions of Financial Advisors. The Company has received the opinion of Credit Suisse First Boston Corporation, dated June 8, 1997, to the effect that, as of such date, the cash consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.

            5.14 Compliance with Laws; Permits. Except as set forth in the Company SEC Reports filed prior to the date hereof and as set forth on Schedule 5.14, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company SEC Reports filed prior to the date hereof and as set forth on Schedule 5.14, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of management of the Company and its Subsidiaries, threatened, nor has any Governmental Entity indicated an intention to conduct the same. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the

Merger and the other transactions contemplated by this Agreement.

            5.15 Takeover Statutes. The Board of Directors of the Company has taken all actions required to render the provisions of Section 180.1140 through
Section 180.1144 of the BCL inapplicable to the transactions contemplated by this Agreement, including the Offer and the Merger, pursuant to the terms of this Agreement. The Company has elected, pursuant to its Articles of Incorporation not to be subject to the control share voting restrictions contained in Section 180.1150 of the BCL are inapplicable to the Company.

            5.16 Labor Matters. Except as listed on Schedule 5.16, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of management of the Company and its Subsidiaries, threatened, nor has there been for the past three years, any material labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving directly the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound.

            5.17 Insurance. Schedule 5.17 contains a correct and complete list of all material insurance policies of the Company and its Subsidiaries. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide customary coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are customary in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

            5.18 Intellectual Property. Except as disclosed in Company SEC Reports filed prior to the date hereof or as set forth on Schedule 5.18,

                              (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses valid rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess rights to use that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and to the knowledge of management of the Company and its Subsidiaries all registrations for patents, trademarks, trade names, service marks and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting, except as are not reasonably likely to have a Material Adverse Effect.

                              (ii) Except as disclosed in Company SEC Reports filed prior to the date hereof, as set forth on Schedule 5.18 or as is not reasonably likely to have a Material Adverse Effect:

            (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights");

            (B) no claims against the Company and/or its Subsidiaries with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company; or (III) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of management of the Company and its Subsidiaries, are threatened by any Person;

            (C) management of the Company and its Subsidiaries does not know of any valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted; (III) challenging the ownership, or validity of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

            (D) to the knowledge of management of the Company and its Subsidiaries, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights material to the Company by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

            5.19 Rights Plan. The Company has amended the Rights Agreement to provide that Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement) and that the Rights will not separate from the Shares as a result of entering into this Agreement, commencing or consummating the Offer or consummating the Merger pursuant to the terms of this Agreement.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                    AND NEWCO

            Each of Parent and Newco represent and warrant jointly and severally to the Company that:

            6.1 Corporate Organization and Qualification. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Material Adverse Effect.

            6.2 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Thyssen Holding Corporation as sole shareholder of Newco, and no other corporate proceedings on the part of Parent, Newco and Thyssen Holding Corporation are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes valid and binding agreements of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            6.3 Consents and Approvals: No Violation. Neither the execution and delivery of this Agreement by Parent or Newco nor the consummation by Parent and Newco of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or the By-Laws, respectively, of Parent or Newco; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Articles of Merger pursuant to the BCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) the filing of a Pre-Merger Notification Form with the German Federal Cartel Office pursuant to the German Act Against Restraints of Competition (the "AARC") and such other filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets, (vi) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement or (vii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect; (c) except as set forth in Schedule 6.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Significant Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 6.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect.

            6.4 Financing. Either Parent or Newco will have at the time required sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                                   ARTICLE VII

                       ADDITIONAL COVENANTS AND AGREEMENTS

            7.1 Conduct of Business of the Company.

                  (a) The Company agrees that during the period from the date of this Agreement to the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Significant Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth on Schedule 7.1, prior to the Effective Time, neither the Company nor any of its Significant Subsidiaries will, without the prior written consent of Parent:

                              (i) except for shares to be issued or delivered pursuant to the Company's Option Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

                              (ii) except pursuant to the Company's stock-based employee benefit plans, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

                              (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to shareholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends not in excess of $0.03 per Share for any quarterly period and except for dividends by a wholly owned subsidiary of the Company;

                              (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

                              (v) adopt any amendments to its Articles of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

                              (vi) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business, consistent with past practice), of assets or securities;

                              (vii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company;

                              (viii) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with past practice;

                              (ix) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any director or officer of the Company, whether past or present;

                              (x) enter into any new or materially amend any existing employment or severance or termination agreement with any such director or officer;

                              (xi) except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

                              (xii) authorize or make any individual capital expenditure in excess of $1,000,000 or authorize or make capital expenditures in excess of $15,000,000 in the aggregate;

                              (xiii) settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

                              (xiv) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable law, regulation or change in generally accepted accounting principles, in accounting policies or procedures applied by the Company (including tax accounting policies and procedures);

                              (xv) except as otherwise required by applicable law or regulation, make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;

                              (xvi) take any action to amend or alter the Rights Agreement in any manner adverse to Parent's, Newco's or the Company's ability to commence or consummate the transactions contemplated by this Agreement pursuant to the terms hereof; or

                              (xvii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

            7.2 Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors takes reasonable steps to protect the confidentiality of such information; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if (i) in each such case referred to in clause (B),
(C) or (D) above, the Company reasonably determines in good faith based upon the advice of outside legal counsel to the Company that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, and (ii) in each case referred to in clause (C) or
(D) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

            7.3 Approvals and Consents; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall use their respective best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including, without limitation, pursuant to the HSR Act and the AARC, required in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger.

            7.4 Further Assurances. Subject to the other provisions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, which efforts shall include, without limitation, Parent and Newco using their best efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or governmental entity relating to consummating the transactions contemplated by this Agreement, including, without limitation, under the antitrust laws, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

            7.5 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated April 30, 1997 (the "Confidentiality Agreement"), by and between the Company and Parent shall apply with respect to information furnished by the Company, its subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder.

            7.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Offer or the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

            7.7 Indemnification of Directors and Officers.

                  (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

                  (b) Parent shall cause to be maintained in effect for the Indemnified Parties (as defined below) for not less than five years the current policies of directors, and officers, liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided, that Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous to the Company's present or former directors or officers or other employees covered by such insurance policies prior to the Effective Time (the "Indemnified Parties"). Notwithstanding the foregoing, in no case shall Parent or the Surviving Corporation be required to pay an annual premium for such insurance greater than 125% of the last annual premium paid prior to the date hereof. Should payment of the maximum amount of premium provided for in the previous sentence not allow the purchase of an amount of such insurance equal to the amount provided under the current policies, Parent shall purchase the maximum amount of insurance available for 125% of the last annual premium.

                  (c) This Section 7.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation.

            7.8 Employees

                  (a) Except as set forth on Schedule 7.8(a), for a period of one year following the Effective Time, Parent agrees to provide employee benefit plans and programs for the benefit of employees of the Company and its Subsidiaries (excluding plans or programs which provide for issuance of Shares or options on Shares) that are in the aggregate no less favorable to such employees than the Company Plans. All service credited to each employee by the Company through the Effective Time shall be recognized by Parent for purposes of eligibility and vesting under any employee benefit plan provided by Parent for the benefit of the employees.

                  (b) Parent shall cause the Surviving Corporation to honor (without modification) and assume the written employment agreements, severance agreements and other agreements listed on Schedule 7.8(b), all as in effect on the date of this Agreement.

                  (c) Parent shall maintain in effect the Company Severance Plan for a period of two years immediately following the Effective Time and the Company Severance Plan shall not be terminated or adversely amended during such two-year period.

                  (d) Parent shall maintain in effect the Company Management Incentive Compensation Plan and the Company Profit Improvement Plan until December 31, 1997 and such plans shall not be terminated or adversely amended until after such date.

                  (e) Parent shall maintain in effect the Giddings & Lewis Foundation, Inc. for a period of two years immediately following the Effective Time and, during such period, shall operate the Giddings & Lewis Foundation, Inc. on substantially the same basis (which shall include selection of beneficiaries based on the same geographical and other attributes) as the Giddings & Lewis Foundation, Inc. was operated during the twelve-month period immediately preceding the Effective Time; provided, however that neither Parent nor any of its subsidiaries nor the Company or any of its subsidiaries shall be required to expend any funds in connection with the operation of the Giddings & Lewis Foundation, Inc.

           7.9 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or any of its subsidiaries is a party or is subject, which default is reasonably likely to have a Material Adverse Effect; and (b) any material adverse change in the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or the occurrence of any event which is reasonably likely to result in any such change. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

            7.10 Company Board.

                  (a) Promptly (but in any event within two business days) upon the purchase by Parent of a majority of the outstanding Shares pursuant to the Offer, either (a) a majority of the members of the Board of Directors of the Company shall resign and the remaining members of the Board of Directors of the Company shall fill all of the Board positions so vacated with persons designated by Parent or (b) the size of the Board of Directors of the Company shall be expanded and the vacant seats filled with persons designated by Parent so that Parent's designees shall constitute a majority of the members of the Board of Directors of the Company. In either case, at all times thereafter through the Effective Time a majority of the members of the Board of Directors of the Company shall be persons designated by Parent.

                  (b) The Company's obligation to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14e-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 7.10 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14e-1 to fulfill such obligations. Parent or Newco shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14e-1.

                  (c) Following the election of designees of Newco pursuant to this Section 7.10, prior to the Effective Time, any amendment of this Agreement or the Articles of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Newco or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who are directors as of the date hereof or persons designated by such directors and who were neither designated by Newco nor employees of the Company ("Continuing Directors"). Prior to the Effective Time, the Company and Newco shall use all reasonable efforts to ensure that the Company's Board of Directors at all times includes at least three Continuing Directors.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

            8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. To the extent required by applicable law, this Agreement shall have been duly approved by the shareholders of the Company in accordance with applicable law and the Articles of Incorporation of the Company; provided that Parent and Newco shall vote all of their Shares in favor of the Merger.

                  (b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its best efforts to have any such decree, ruling, injunction or order vacated.

                  (c) Governmental Filings and Consents. All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, considered as whole (assuming the Merger had taken place), and the waiting periods under the HSR Act shall have expired or been terminated.

                  (d) The Offer. Newco shall have purchased Shares pursuant to the Offer.

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

            9.1 Termination by Mutual Consent. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

            9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned by Parent or the Company if (i) any governmental body or regulatory authority of the United States of America or the Federal Republic of Germany shall have commenced legal action or provided formal notice to Parent, Newco or the Company that it is about to commence legal action, with respect to the transactions contemplated by this Agreement, or (ii) Newco shall not have purchased Shares pursuant to the Offer on or prior to December 31, 1997; provided, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to purchase.

            9.3 Termination by the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company:

                  (a) if (i) the Company, based on the advice of outside legal counsel to the Company that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, subject to complying with the terms of this Agreement, enters into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice,
(ii) Parent does not make, within two business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.5. The Company agrees (A) that it will not enter into a binding agreement referred to in clause (i) above until at least the third business day after it has provided the notice to Parent required thereby and (B) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

                  (b) if (i) Newco shall have (x) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer or (y) terminated the Offer without purchasing Shares pursuant to the Offer, or (ii) there has been a material breach by Parent or Newco of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to the party committing such breach.

            9.4 Termination by Parent. This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by Parent to do so, (ii) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is qualified as to materiality or there has been a material breach of any other representation, warranty, covenant or agreement contained in this Agreement, in any case that is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Parent to the party committing such breach, or
(iii) on a
scheduled expiration date all conditions to Newco's obligation to accept for payment and pay for Shares pursuant to the Offer shall have been satisfied or waived other than the Minimum Condition and Newco terminates the Offer without purchasing Shares pursuant to the Offer, provided that the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer, or (iv) Newco shall have otherwise terminated the Offer in accordance with the terms of this Agreement, including Annex A, without purchasing shares pursuant to the Offer.

            9.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article IX, this Agreement (other than, with respect to the parties hereto, the obligations pursuant to this Section 9.5 and Sections 10.1 and 10.2) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any wilful breach of this Agreement.

                  (b) In the event that (x) this Agreement is terminated by the Company pursuant to Section 9.3(a) or (y) this Agreement is terminated by Parent pursuant to Section 9.4(i) then the Company shall promptly, but in no event later than two days after the date of such termination or event, pay Parent a termination fee of $20,000,000 (the "Termination Fee") and shall promptly, but in no event later than two days after being furnished documentation in respect thereto by Parent, pay all of the charges and expenses, including those of the Exchange Agent, actually incurred by Parent or Newco in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $3,000,000 (the "Expense Reimbursement"), in each case payable by wire transfer of same day funds. If (A) this Agreement is terminated by the Parent pursuant to Section 9.4(iii) or by the Company pursuant to Section 9.3(b)(i)(y) when the Offer is terminated by Parent under the circumstances contemplated by
Section 9.4(iii), and (B) within one year after such termination either (X) the Company enters into an agreement to merge with another company (other than a merger pursuant to which the shareholders of the Company will acquire more than 50% of the voting securities of such surviving corporation) or enters into an agreement pursuant to which more than 50% of the Shares are acquired by another person or pursuant to which new voting securities are issued to another person or to the shareholders of another company which will aggregate more than 50% of the outstanding voting securities of the Company after such issuance, or (Y) another Person acquires more than 50% of the Shares, then the Company shall promptly, but in no event later than two days after the date of any of the events in (X) or (Y), pay Parent the Termination Fee and the Expense Reimbursement. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Newco would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Parent or Newco commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Newco its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

           9.6 Extension; Waiver. Subject to the applicable provisions of the BCL and the provisions of this Agreement, including Section 7.10, at any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE X

                            MISCELLANEOUS AND GENERAL

            10.1 Payment of Expenses. Except as provided in Section 9.5(b), whether or not the Offer and the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

            10.2 Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement or (ii) the Effective Time, in the case of the representations and warranties of Parent or Newco or the purchase of Shares by Newco pursuant to the Offer, in the case of the representations and warranties of the Company. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or the Purchase of Shares by Newco pursuant to the Offer. The Confidentiality Agreement shall survive any termination of this Agreement and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

            10.3 Modification or Amendment. Subject to the applicable provisions of the BCL and the provisions of this Agreement, including Section 7.10, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

            10.4 Waiver of Conditions. Subject to the applicable provisions of the BCL and the provisions of this Agreement, including Section 7.10, the conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part.

            10.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            10.6 Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to the principles of conflicts of law thereof.

                  (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or state court sitting in the State of Delaware.

                  (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

            10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by overnight courier with confirmation of next day delivery or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

                  (a) If to the Company, to

                          Giddings & Lewis, Inc.
                          142 Doty Street
                          Fond du Lac, Wisconsin 54936-0590
                          Attn: Marvin L. Isles
                          (414) 921-9400 (telephone)
                          (414) 929-4334 (telecopier)

                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom
                               (Illinois)
                          333 West Wacker Drive
                          Chicago, Illinois 60606
                          Attn: Charles W. Mulaney, Jr.
                          (312) 407-0700 (telephone)
                          (312) 407-0411 (telecopier)

                  (b) If to Parent, to

                          Thyssen Aktiengesellschaft
                          August-Thyssen-StraBe 1
                          Dusseldorf
                          Postanschrift: Postfach 10 10 10,
                          D-40001 Dusseldorf
                          Attn: Axel Kirsch
                          011 49 211 824 8004 (telephone)
                          011 49 211 824 8376 (telecopier)

                          with a copy to:

                          Sullivan & Cromwell
                          125 Broad Street
                          New York, New York 10004
                          Attn: Neil T. Anderson
                          (212) 558-4000 (telephone)
                          (312) 558-3588 (telecopier)

                  (c) If to Newco, to

                          TAQU, Inc.
                          c/o The Budd Company
                          3155 West Big Beaver Road
                          Troy, Michigan 48084
                          Attn: Nancy L. Hutcheson
                          (810) 643-3511 (telephone)
                          (810) 643-3636 (telecopier)

                          with a copy to:

                          Sullivan & Cromwell
                          125 Broad Street
                          New York, New York 10004
                          Attn: Neil T. Anderson
                          (212) 558-4000 (telephone)
                          (312) 558-3588 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

            10.8 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

            10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.7 shall inure to the benefit of and be enforceable by the Indemnified Parties and the provisions of Section 7.8(b) shall inure to the benefit of and be enforceable by the officers and directors of the Company.

            10.10 Certain Definitions. As used herein:

                  (a) "Significant Subsidiary" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

                  (b) "Subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

                  (c) "Material Adverse Effect" shall mean any adverse change or changes in the financial condition, properties, business or results of operations of the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, which individually or in the aggregate is or are material to the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as the case may be, other than any change or effect arising out of general economic conditions.

            10.11 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

            10.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

            10.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                       THYSSEN AKTIENGESELLSCHAFT



                                       By: /s/ Dr. Eckhard Rohkamm
                                          --------------------------------------
                                       Name:   Dr. Eckhard Rohkamm
                                       Title:  Member of The Executive Board


                                       By: /s/ Dr. Eckart Blockfeld
                                          --------------------------------------
                                       Name:   Dr. Eckart Blockfeld
                                       Title:  Authorized Officer



                                       GIDDINGS & LEWIS, INC.



                                       By: /s/ Marvin L. Isles
                                          --------------------------------------
                                       Name:   Marvin L. Isles
                                       Title:  Chairman and Chief Executive
                                               Officer



                                       TAQU, INC.


                                       By: /s/ Axel Kirsch
                                          --------------------------------------
                                       Name:   Axel Kirsch
                                       Title:  President

                                                                         Annex A


            Certain Conditions of the Offer. Notwithstanding any other provision of the Offer and provided that Newco shall not be obligated to accept for payment any Shares until (i) expiration of all applicable waiting periods under the HSR Act and the AARC and (ii) the Minimum Condition shall have been satisfied, Newco shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any Shares tendered pursuant to the Offer, or may, subject to the terms of the Agreement, terminate or amend the Offer if on or after June 11, 1997, and at or before the time of payment for any of such Shares, any of the following events shall occur (or become known to Parent) and remain in effect:

            (a) there shall have occurred and be continuing as of the then scheduled expiration date of the Offer (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, the Nasdaq National Market or stock exchanges in the Federal Republic of Germany, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Federal Republic of Germany, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States or the Federal Republic of Germany, (iv) any material limitation (whether or not mandatory) by any governmental or regulatory authority, agency or commission, domestic or foreign ("Governmental Entity"), on the extension of credit by banks or other lending institutions in the United States or the Federal Republic of Germany, (v) or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

            (b) (i) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Agreement, (ii) any representation or warranty of the Company set forth in the Agreement which is qualified by materiality shall not have been true and correct as of the date of the Agreement and as of the then scheduled expiration date of the Offer as though made on and as of the then scheduled expiration date of the Offer or (iii) any representation or warranty of the Company set forth in the Agreement which is not qualified by materiality shall not have been true and correct in all material respects as of the date of this Agreement and as of the then scheduled expiration date of the Offer as though made on and as of the then scheduled expiration date of the Offer, except in the case of clauses
      (ii) and (iii) of this paragraph (b) for representations and warranties which by their terms speak only as of another date, which representations and warranties, if qualified by materiality, shall not have been true and correct as of such date and, if not qualified, shall not have been true and correct in all material respects as of such other date;

            (c) any court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) restricts (other than restrictions which in the aggregate do not have a Material Adverse Effect on Parent, Newco or the Company or which do not materially restrict the ability of Parent and Newco to consummate the Offer and the Merger as originally contemplated by Parent and Newco), prevents or prohibits consummation of the Offer or the Merger, (ii) prohibits or limits (other than limits which in the aggregate do not have a Material Adverse Effect on Parent, Newco or the Company or which do not materially limit the ability of Parent to own and operate all of the business and assets of Parent and the Company after the consummation of the transactions contemplated by the Offer and the Agreement) the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or as a result of the Offer or the Merger compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of their respective business or assets, (iii) imposes limitations (other than limits which in the aggregate do not have a Material Adverse Effect on Parent, Newco or the Company or which do not materially limit the ability of Parent to own and operate all of the business and assets of Parent and the Company after the consummation of the transactions contemplated by the Offer and the Agreement) on the ability of Parent or any subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Newco pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders including, without limitation, the approval and adoption of the Agreement and the transactions contemplated thereby, (iv) requires divestiture by Parent or any affiliate of Parent of any Shares or (v) otherwise materially adversely affects the financial condition, business or results of operations of the Company and its subsidiaries taken as a whole;

            (d) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Newco with or from any governmental entity in connection with the execution and delivery of the Agreement, the Offer and the consummation of the transactions contemplated by the Agreement shall not have been made or obtained as of the then scheduled expiration date of the Offer (other than the failure to receive any consent, registration, approval, permit or authorization or to make any notice, report or other filing that, in the aggregate, is not reasonably likely to have a Material Adverse Effect on Parent, Newco or the Company, or would not prevent the consummation of the Offer or the Merger);

            (e) any change or development in the financial condition, properties, business or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

            (f) the Board of Directors of the Company (or a special committee thereof) shall have withdrawn or amended, or modified in a manner adverse to Parent and Newco its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any other Acquisition Proposal; or

            (g) the Agreement shall have been terminated by the Company or Parent or Newco in accordance with its terms or Parent or Newco shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

            (h) the German Federal Cartel Office shall have notified Parent, or Parent shall have become aware, that it will object to the transactions contemplated by this Agreement;

which, in the reasonable judgment of Parent and Newco, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Newco) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

            The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Newco and may be asserted by Parent or Newco regardless of the circumstances (including any action or inaction by Parent or Newco) giving rise to such condition or may be waived by Parent or Newco, in whole or in part at any time and from time to time in its sole discretion.